Exhibit 4.10

EMPLOYMENT AGREEMENT AMENDING AGREEMENT

THIS AGREEMENT, effective as of April 1, 2022 (the “Effective Date”) is between:

DRAGANFLY INNOVATIONS INC.,

a company duly incorporated under the laws of the Province of British Columbia with a business address at 2108 St. George Avenue, Saskatoon, Saskatchewan S7M 0K7,

(Hereinafter referred to as the “Company”)

-and-

PAUL MULLEN,

an individual residing at [Redacted]

(Hereinafter referred to as the “Employee” or “you”)

(collectively, the “Parties”)

WHEREAS:

A.	The Company and the Employee entered into an Employment Agreement dated April 12, 2021 and an Employment Agreement Amendment Agreement dated November 1, 2021 (together, the “Employment Agreement”) setting out the terms and conditions of the Employee’s employment;

B.	The Company wishes to continue to engage the services of the Employee and the Employee desires to continue to be employed by the Company upon the terms and subject to the conditions of the Employment Agreement as amended by the terms of this Employment Agreement Amending Agreement hereinafter set forth;

NOW THEREFORE in consideration of the promises and the mutual covenants and agreements contained in this Employment Agreement Amending Agreement (this “Amending Agreement”), including the increase to the Employee’s base salary, and in exchange for the Employee’s continued employment, the Parties agree to amend the Employment Agreement as follows:

1.	Provision 3.1 in the Employment Agreement is replaced with the following:

As compensation for carrying out the Services during the term of this Agreement, the Company agrees to pay the Employee a salary in the amount of CDN$210,000.00 (the ”Annual Salary”) payable by semi-monthly instalments. The Company will review the Annual Salary annually during the term of this Agreement and may, in its sole discretion, adjust the Annual Salary. Any such adjustments may be made without requiring a written amendment to this Agreement, and without causing termination or breach of this Agreement.

2.	Provision 3.2 in the Employment Agreement is replaced with the following:

In addition to the above Annual Salary, the Employee shall be eligible to earn a discretionary annual performance bonus (“Performance Bonus”). The Performance Bonus will be determined following the completion of the Company’s financial year each year, based on performance metrics to be determined by the Company’s compensation committee in its sole discretion. The Company shall pay the Employee the Performance Bonus, if any, within the thirty (30) days following the financial year to which the Performance Bonus relates. The Employee understands and agrees that payment of a Performance Bonus should not be considered to be expected compensation and the payment of a Performance Bonus in any one or successive years shall not create an entitlement to a Performance Bonus in any subsequent year. To be eligible for a Performance Bonus, the Employee must also be Actively Employed on the date of payment of any such bonus. For purposes of this Agreement, the last day that the Employee is “Actively Employed” shall be the later of: (i) the last day that the Employee actually performs their duties prior to the termination of the Employee’s employment with the Company for any reason; or (ii) the end of the minimum period of statutory notice of termination prescribed by the Ontario Employment Standards Act, 2000 (the “ESA”). This is because a Performance Bonus is not earned until the payment date. For clarity, except to the extent required by the ESA: (i) the last day that the Employee is Actively Employed shall not be extended by any contractual or common law notice of termination period in respect of which the Employee receives or may receive pay in lieu of notice of termination or damages in lieu of such notice of termination; and (ii) entitlement to any Performance Bonus shall not be included in any entitlement which the Employee may have to pay in lieu or damages in lieu of notice of termination.

The performance metrics and target Performance Bonus of the Employee for any given year are attached hereto as Schedule “B”. Schedule “B” will be reviewed from time-to-time and may be amended by the Company without requiring a written amendment to this Agreement, and without causing termination or breach of this Agreement.

The Employee shall be entitled to participate in the Company’s benefit programs as may be amended from time to time (the “Benefits”). All Benefits are subject to the terms and conditions of the applicable policies. The Employee agrees that the Company may substitute or modify the Benefits or their terms and conditions without notice.

3.	Provision 3.4 will be added into the Employment Agreement as follows:

The Company will grant the Employee 120,000 restricted share units of the Company (“RSUs”) to purchase up to 120,000 common shares of the Company. The grant of RSUs to the Employee shall be made in accordance with the terms and conditions of the Company’s Amended and Restated Share Compensation Plan (the “Plan”) and applicable rules and requirements of the Canadian Securities Exchange and NASDAQ. The RSUs shall vest in accordance with the following vesting schedule:

a)	40,000 RSUs granted on the date that is the 6-month anniversary of the Effective Date of the Employment Agreement Amending Agreement;

b)	40,000 RSUs granted on the date that is the 12-month anniversary of the Effective Date of the Employment Agreement Amending Agreement; and

c)	40,000 RSUs granted on the date that is the 18-month anniversary of the Effective Date of the Employment Agreement Amending Agreement.

4.	Schedule “B” entitled “Performance Bonus Program” will be added into the Employment Agreement as follows:

For the calendar year of 2022, the Employee’s target annual Performance Bonus is CDN$210,000.00, based on the following milestones and achievements:

% Bonus
Revenue of $13 million (min revenue of $8M)	20%
US office established and staffed	20%
$500k revenue from new product or international	25%
Company-wide aligned and integrated	15%
Net Income as per budget	20%
100%

To clarify, the Performance Bonus remains discretionary as solely determined and approved by the Board. The Employee understands and agrees that payment of a Performance Bonus should not be considered to be expected compensation and the payment of a Performance Bonus in any one or successive years shall not create an entitlement to a Performance Bonus in any subsequent year.

5.	All other terms and conditions of employment set out in the Employment Agreement will remain unchanged and in effect.

6.	The Employee hereby releases the Company from any and all claims he has or may have arising in any way out of the terms of this Amending Agreement or the changes to his employment as set out herein, which specifically includes any claims under any applicable human rights, workers’ compensation, occupational health and safety, and employment standards legislation including but not limited to the Employment Standards Act, the Human Rights Code and the Workers’ Compensation Act.

7.	This Amending Agreement amends the Employment Agreement. This Amending Agreement and the Employment Agreement shall be read together and constitute one agreement. The Parties agree that the terms of the Amending Agreement will be effective on the Effective Date.

8.	This Amending Agreement enures to the benefit of and binds the parties hereto and their respective heirs, executors, legal personal representatives, successors and permitted assigns.

9.	If there is a conflict between any provision of this Amending Agreement and any provision of the Employment Agreement, the relevant provision(s) of this Amending Agreement are to prevail.

10.	This Amending Agreement is governed by, and is to be construed and interpreted in accordance with the laws of British Columbia and the laws of Canada applicable therein. The Parties irrevocably attorn to the jurisdiction of the courts of the Province of British Columbia in relation to enforcement of this Amending Agreement.

TO EVIDENCE THEIR AGREEMENT the parties have executed the Amending Agreement this 1st day of April 2022:

“/s/ Paul Mullen”
Paul Mullen
(Employee Signature)

By:
DRAGANFLY INNOVATIONS INC.

“/s/ Cameron Chell”
Cameron Chell
Director